Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dolan Media Company of our report dated September 2, 2008, relating to our audit of the consolidated financial statements of National Default Exchange Holdings, LP (and Predecessor) as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, included in the report on Form 8-K/A filed by Dolan Media Company on September 16, 2008.
We also consent to the reference of our firm as “Experts” in the prospectus, which is part of this registration statement.
/s/ McGladrey & Pullen, LLP
Dallas, Texas
December 18, 2009